[LETTERHEAD OF PURITZ & WEINTRAUB]


April 5, 1996

Michael Bennett
Equivest Finance, Inc.
2 Clinton Square
Syracuse, New York 13202

Dear Mr. Bennett:

Since we have been informed that Equivest Finance, Inc. is no longer in the premium finance business, we are hereby resigning effective immediately our position as the auditors of Equivest.

We have also notified the Office of the Chief Accountant of the Securities and Exchange Commission by separate letter (copy enclosed).

Very truly yours,

/s/ Puritz & Weintraub

PURITZ & WEINTRAUB
Certified Public Accountants